Exhibit 99.1

James R. Stengel, Global Marketing Officer for P&G, Joins Motorola’s Board of Directors

SCHAUMBURG, Ill. – 16 February 2005 — Motorola, Inc. (NYSE: MOT) today announced that James R. Stengel, global marketing officer for Procter & Gamble, has been elected to Motorola’s board of directors effective immediately.

“We are delighted Jim joined Motorola’s board of directors,” said Ed Zander, Motorola chairman and chief executive officer. “His extensive marketing experience at one of the world’s best brand-building companies will be a huge asset in helping further define and promote the Motorola brand and its leadership of seamless mobility around the globe.”

Stengel joined P&G in 1983. He rose through a number of marketing brand positions and in 1991 was appointed advertising manager in the Food Division. He then served as marketing director of U.S. Cosmetic Products, before being appointed general manager, Czech and Slovak Republics, for P&G Europe, Middle East and Africa. He became vice president of P&G Baby Care in Western Europe and rose to the role of vice president, Global Baby Care, before assuming his current position as global marketing officer. Prior to P&G, he spent four years at Time Incorporated.

Among his numerous affiliations, Stengel is currently chairman of the board of directors for Association of National Advertisers, and serves on the board of The Ad Council. He has served on the board of trustees of The Bryn Mawr School in Baltimore, Maryland, and is currently a trustee of the Cincinnati Ballet and the Seven Hills School. Stengel earned a bachelor’s degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

About Motorola
 Motorola is a Fortune 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US $31.3 billion in 2004. For more information: www.motorola.com.

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Media Contacts:
Jennifer Weyrauch
Motorola, Inc.
+1-847-435-5320
jennifer.weyrauch@motorola.com